EXHIBIT 99.1

Mercury Computer Systems Reports Record Fourth Quarter

and Fiscal Year Revenues

Fourth Quarter 2004 Revenues of $59.1 million

Fiscal Year 2004 Revenues of $185.6 million

Fourth Quarter 2004 Earnings per share of $0.44

2004 Earnings per share of $1.05

CHELMSFORD, Mass. - August 2, 2004 - Mercury Computer Systems, Inc. (NASDAQ: MRCY), today reported results for its fourth quarter and fiscal year ended June 30, 2004. The Company posted its 54th consecutive quarter of profitable performance.

•	Fourth quarter revenues were $59.1 million, an increase of 33% over the prior year’s fourth quarter.

•	Fourth quarter operating income was $13.6 million, representing 23.0% of revenues.

•	Fourth quarter net income was $9.6 million, or 16.2% of revenues. Diluted earnings per share were $0.44 for the fourth quarter.

•	Cash flows from operating activities generated $5.4 million in the fourth quarter and $25.9 million for the fiscal year.

•	Cash balance at the end of the year was $238.3 million.

For the 2004 fiscal year, revenues were $185.6 million, up 3% over the 2003 fiscal year. Full-year operating income was $31.6 million, or 17% of revenues, an increase of $5.8 million over 2003. Net income was $22.9 million or 12.3% of revenues, versus $22.7 million and 12.6% in the prior year. Fiscal 2004 diluted earnings per share were $1.05, versus $1.03 for fiscal 2003.

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Mercury Computer Systems Reports Fourth Quarter 2004 EPS of $0.44	Page 2

“We are thrilled to report the strongest revenue year in our history,” said Jay Bertelli, president and chief executive officer of Mercury Computer Systems. “For fiscal 2004, we delivered solid operating results while enhancing our product offering and growth potential with the acquisition of TGS, a software company that provides 3D imaging technology for use in life sciences, geosciences, and simulation applications. Additionally, with the acquisition of Advanced Radio Corporation, we gained radio frequency (RF) expertise with products that address military and commercial communications applications. We exited the year well positioned to deliver on our growth strategy.”

Backlog

The Company’s total backlog position at the end of the quarter was $91.2 million, up from $57.3 million at the beginning of the fiscal year, marking the fourth consecutive quarter of backlog growth. Of the current total backlog, $80.9 million represents shipments scheduled over the next 12 months. The book-to-bill ratio was greater than 1.0 for the fourth quarter and for the full fiscal year.

Defense Electronics

Revenues for the quarter from defense electronics were $42.8 million, representing 72% of total revenues. For the fiscal year, defense electronics revenues were $126.0 million, representing 68% of the Company’s total revenues, compared to $124.1 million, or 69% of revenues for the same period of fiscal 2003. For the year, defense electronics revenues were particularly strong in signals intelligence applications.

Imaging and Visualization Solutions

Revenues for the quarter from imaging and visualization solutions were $8.9 million, representing 15% of total revenues. For the fiscal year, imaging and visualization solutions revenues were $32.9 million, representing 18% of the Company’s total revenues, compared to $35.7 million, or 20% of total revenues for fiscal 2003. For the year, imaging and visualization solutions revenues were particularly strong in digital X-ray.

Mercury Computer Systems Reports Fourth Quarter 2004 EPS of $0.44	Page 3

OEM Solutions

Revenues for the quarter from OEM solutions were $7.4 million, representing 13% of the Company’s total revenues. For the full year, the OEM solutions revenue grew to $26.7 million, or 14% of the total company revenue, compared to $20.4 million, or 11% of revenues for the same period of fiscal 2003. This 31% year-over-year growth was driven by design wins moving into production, and the strength of the semiconductor market. As a result, we experienced increased shipments of our systems to semiconductor capital equipment OEMs for integration into their semiconductor inspection and mask-generation systems.

At its meeting on July 28, the board of directors of Mercury authorized an increase to the Company’s current share repurchase program, bringing the total currently authorized for repurchase to approximately $25 million. The board extended the plan through December 31, 2005.

The plan is intended to offset the potential dilutive impact of the issuance of shares in connection with the Company’s employee stock option and purchase plans. Repurchases of the Company’s common stock may be made from time to time at management’s discretion on the open market at prevailing market prices or in privately negotiated transactions. Repurchased shares will become authorized but unissued shares and will be used for general corporate purposes.

Business Outlook

This section presents our current expectations and estimates, given current visibility on our business outlook. It is possible that actual performance will differ materially from the ranges and estimates given — either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact the Company’s actual performance.

For fiscal 2005, the Company is projecting revenue in the range of $225-$230 million, representing approximately 21%-24% growth. Gross margin is projected to be in the range of 66%-67%. At these levels, operating income is projected to approximate 17%, and earnings per share are projected to be in the range of $1.20-$1.25.

Mercury Computer Systems Reports Fourth Quarter 2004 EPS of $0.44	Page 4

Earnings-per-share guidance assumes a full-year tax rate of 30%. Subject to unusual transactions, average shares outstanding are projected to remain relatively constant.

“We are very pleased to project this level of revenue growth. As a result of the confidence we have in our ability to execute our growth agenda, we are raising the operating profit range for our timeless business model to 16%-18% of total revenues, from 15%-17%,” continued Mr. Bertelli.

For the first quarter of fiscal year 2005, revenues are expected to be in the range of $51-$54 million. First quarter operating profits are projected in the range of 12%-13%. The Company projects a range of $0.18-$0.22 for earnings per share for the first quarter ending September 30, 2004.

Recent Highlights

•	July – Mercury announced that its RACE++® Series multicomputer was selected by Lockheed Martin for the Joint Common Missile (JCM) Program. The system will be integrated into the guidance electronics unit of the JCM system, which is the next-generation air-to-ground missile to be carried on U.S. Armed Forces rotary- and fixed-wing platforms.

•	July – Mercury elected George W. Chamillard to its board. Mr. Chamillard is chairman of Teradyne, Inc. a leading supplier of automatic test equipment and interconnection systems. With the addition of Mr. Chamillard, Mercury Computer Systems’ board now has eight members, seven of whom are independent.

•	June – Mercury announced an order from Northrop Grumman for Phase II of the Multi-Platform Radar Technology Insertion Program (MP-RTIP). The RapidIO-based PowerStream® 7000 system will deliver high-density TeraFLOPS multicomputing for the development of long-lead items for Phase II. Mercury PowerStream MP-510 systems were used in Phase I of MP-RTIP.

Mercury Computer Systems Reports Fourth Quarter 2004 EPS of $0.44	Page 5

•	June – Mercury introduced its XR9 family of Linux®-based scalable, modular servers based on dual IBM PowerPC® 970FX microprocessors. The cost-effective, high-performance rack-mountable server solutions are optimized for a range of high-performance applications including medical imaging, engineering and scientific simulation, and high-performance data visualization.

•	June – Mercury announced the acquisition of Advanced Radio Corporation (ARC), the Reston, Virginia-based developer of radio frequency (RF) products for signals intelligence (SIGINT) applications and commercial opportunities such as wireless infrastructure testing. The acquisition will enable Mercury customers to purchase integrated, best of breed, commercial off-the-shelf (COTS) solutions that will save time and development costs, as well as provide superior sensitivity for enhanced communications capabilities.

•	May – Mercury announced the acquisition of TGS Group, a leading supplier of 3D image processing and visualization software to diverse end markets including life sciences (medical imaging and biotechnology), geosciences (earth sciences including oil and gas exploration), and simulation (commercial and defense). The integration of Mercury and TGS technology will help customers to meet their critical time-to-market challenges by shortening product development cycles.

•	April – Mercury announced the private sale pursuant to Rule 144A of $125 million aggregate principal amount, which included the $25 million over-allotment option, of convertible senior notes due in 2024. The Company intends to use the net proceeds for general corporate purposes, including working capital, capital expenditures, research and development, and potential acquisitions or other strategic investments.

Conference Call Information

Mercury will host a conference call Tuesday, August 3, 2004 at 11:00 a.m. ET to discuss the 2004 fourth quarter and fiscal year results and review the financial and business outlook for fiscal year 2005.

Mercury Computer Systems Reports Fourth Quarter 2004 EPS of $0.44	Page 6

To listen to the conference call, dial (800) 946-0705 in the USA and Canada, and for international, dial (719) 457-2637. The conference code number is 163350. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under Financial Events.

A replay of the call by telephone will be available from approximately 2:00 p.m. ET on Tuesday, August 3 through midnight ET on Tuesday, August 17. To access the replay, dial (888) 203-1112 in the USA and Canada, and for international, dial (719) 457-0820. Enter access code 163350. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to anticipated fiscal 2005 business performance. You can identify these statements by our use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen economic weakness in the Company’s markets, effects of continued geo-political unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, timing of such fundings, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company’s control. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s recent filings with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

About Mercury Computer Systems, Inc.

Mercury Computer Systems, Inc. (NASDAQ: MRCY) is the leading supplier of high-performance embedded, real-time digital signal and image processing computer systems. Mercury’s products play a critical role in a wide range of applications, transforming sensor data

Mercury Computer Systems Reports Fourth Quarter 2004 EPS of $0.44	Page 7

to information for analysis and interpretation. In military reconnaissance and surveillance platforms, the Company’s systems process real-time radar, sonar, and signals intelligence data. Mercury’s systems are also used in state-of-the-art medical diagnostic imaging devices including MRI, PET, and digital X-ray, and in semiconductor imaging applications including photomask generation and wafer inspection. Mercury provides advanced 3D image processing and visualization software and optimized systems to diverse end markets including life sciences, geosciences, and simulation. The Company also develops radio frequency (RF) products for enhanced communications capabilities in military and commercial applications.

Based in Chelmsford, Massachusetts, Mercury serves customers in North America, Europe and Asia through its direct sales force and a network of subsidiaries and distributors.

# # #

Contact:

Diane Basile

Vice President, Investor Relations & Corporate Communications

978-256-1300

Visit Mercury on the Web: www.mc.com

PowerStream and RACE++ are registered trademarks of Mercury Computer Systems, Inc. Product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

MERCURY COMPUTER SYSTEMS, INC.

Consolidated Balance Sheet

(in thousands)

	June 30, 2004	June 30, 2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$148,995	$27,158
Marketable securities	54,898	40,892
Accounts receivable, net	41,609	22,975
Inventory	10,746	10,735
Deferred tax assets, net	3,819	4,778
Prepaid expenses and other current assets	5,370	3,513

Total current assets	265,437	110,051

Marketable securities	34,391	45,211
Property and equipment, net	25,866	26,349
Goodwill	29,009	4,225
Acquired intangible assets, net	5,529	2,339
Deferred tax assets, net	3,612	1,321
Other assets	5,894	1,059

Total assets	$369,738	$190,555

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,884	$5,235
Accrued expenses	5,715	4,354
Accrued compensation	13,147	10,053
Amounts payable for acquisition	7,512	—
Notes payable	948	718
Income taxes payable	6,922	2,440
Deferred revenues and customer advances	5,851	2,741

Total current liabilities	50,979	25,541

Notes payable	135,827	11,599
Deferred compensation	1,122	759
Other long-term liabilities	953	—

Total liabilities	188,881	37,899

Stockholders’ equity:
Common stock	223	223
Additional paid-in capital	53,882	52,174
Treasury stock, at cost	(31,336)	(40,197)
Retained earnings	157,908	140,142
Accumulated other comprehensive income	180	314

Total stockholders’ equity	180,857	152,656

Total liabilities and stockholders’ equity	$369,738	$190,555

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three months ended June 30,		Year ended June 30,
	2004	2003	2004	2003
Net revenues	$59,131	$44,473	$185,595	$180,242
Cost of revenues	16,869	14,925	60,537	62,048

Gross profit	42,262	29,548	125,058	118,194

Operating expenses:
Selling, general and administrative	16,780	14,100	54,805	53,981
Research and development	11,865	9,614	38,648	38,383

Total operating expenses	28,645	23,714	93,453	92,364

Income from operations	13,617	5,834	31,605	25,830

Interest income	702	438	2,036	1,855
Interest expense	(777)	(226)	(1,441)	(923)
Gain on sale of division	—	—	—	5,800
Other income (expense), net	(71)	112	33	308

Income before income taxes	13,471	6,158	32,233	32,870
Income tax provision	3,907	1,912	9,348	10,193

Net income	$9,564	$4,246	$22,885	$22,677

Net income per share:
Basic	$0.45	$0.20	$1.08	$1.07

Diluted	$0.44	$0.20	$1.05	$1.03

Weighted average shares outstanding:
Basic	21,238	21,030	21,122	21,131

Diluted	21,853	21,656	21,803	21,948

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended June 30,		Year ended June 30,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income	$9,564	$4,246	$22,885	$22,677
Depreciation and amortization	2,092	2,341	7,406	8,212
Gain on sale of division	—	—	—	(5,800)
Other and non-cash items, net	(806)	132	969	1,930
Changes in operating assets and liabilities, net of acquisitions	(5,500)	832	(5,318)	23,481

Net cash provided by operating activities	5,350	7,551	25,942	50,500

Cash flows from investing activities:
Sales (purchases) of marketable securities, net	2,125	(5,406)	(3,457)	(32,236)
Purchases of property and equipment	(2,287)	(1,748)	(5,599)	(6,165)
Acquisitions of businesses, net of cash acquired	(13,525)	—	(17,425)	—
Proceeds from sale of division	—	—	—	5,800

Net cash used in investing activities	(13,687)	(7,154)	(26,481)	(32,601)

Cash flows from financing activities:
Proceeds from employee stock plans	1,167	737	3,741	2,855
Purchases of treasury stock	—	(4,393)	—	(10,139)
Proceeds from convertible debt offering, net	120,889	—	120,889	—
Principal payments under notes payable	(1,483)	(172)	(2,016)	(760)

Net cash provided by (used in) financing activities	120,573	(3,828)	122,614	(8,044)

Effect of exchange rate changes on cash and cash equivalents	(67)	78	(238)	(210)

Net increase (decrease) in cash and cash equivalents	112,169	(3,353)	121,837	9,645

Cash and cash equivalents at beginning of period	36,826	30,511	27,158	17,513

Cash and cash equivalents at end of period	$148,995	$27,158	$148,995	$27,158